EXHIBIT 4.1


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "AGREEMENT") is made and entered into as of August 29, 2001, by and between NetCurrents Information Services, Inc., a Delaware corporation (the "COMPANY") and Jack Burstein, an individual ("BURSTEIN").

                                WITNESSETH THAT:

         WHEREAS, the Company desires to engage Burstein as a consultant for advice regarding the Company's business prospects and growth initiatives; and

         WHEREAS, Burstein is willing to provide such services to the Company for a fee; and

         WHEREAS, the parties hereto desire to enter into this Agreement upon the terms and conditions hereinafter set forth; and

         WHEREAS, the persons signing below are duly authorized to do so on behalf of Company and this Agreement is binding upon the Company and Burstein.

         NOW, THEREFORE, in consideration of the premises and the agreements and other consideration contained herein, the sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

         1. SERVICES. Burstein agrees to provide certain consulting services as relates to the Company's management, marketing, strategic planning, corporate organization and structure, business prospects, financial matters in connection with the operation of the business of the Company, strategic partnerships, acquisitions and related operational and growth initiatives, and shall advise the Company regarding its overall progress, needs and condition, as requested by the Chief Executive Officer or President of the Company from time to time. Burstein agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

         a) Advise the Company relative to the implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products, and services;

         b) Advise the Company relative to the implementation of a domestic marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

         c) Advise the Company relative to recruitment and employment of key executives consistent with the expansion of operations of the Company; and

         d) Advise the Company relative to the identification, evaluation, structuring, negotiation and closing of joint ventures, strategic alliances, business acquisitions and advise with regard to the ongoing managing and operating of such acquisitions upon consummation thereof.

         2. CONSULTING FEES. The Company hereby engages Burstein as its consultant and shall be responsible for, and shall pay in consideration for, such services a warrant to purchase 6,000,000 shares of common stock, par value $.001 per share, of the Company pursuant to the terms and conditions set forth in that certain Warrant Agreement attached hereto as EXHIBIT 1.

         3. TERM. The Term of this Agreement shall commence on the date hereof and continue for a term of three (3) years.

         4. NON-EXCLUSIVE. The consultative and advisory services to be rendered hereunder by Burstein shall be on a non-exclusive basis. Burstein may render to the Company similar and/or dissimilar services that they may obtain from any other person, firm or corporation.

         5. COSTS AND EXPENSES. The Company shall reimburse Burstein for the cost of all reasonable and necessary out of pocket expenses incurred by Burstein in performing his services hereunder within ten (10) days after billing thereof. Fees and expenses in excess of $2,000 shall not be incurred prior to the Company's written approval.

         6. REPRESENTATIONS OF BURSTEIN. This Agreement is made with Burstein in reliance upon Burstein's representation to the Company, which by Burstein's execution of this Agreement, Burstein hereby confirms, that the Warrant to be received by Burstein will be acquired for investment for Burstein's own account, and not with a view to the resale or distribution of any part thereof, and that Burstein has no present intention of selling, or otherwise distributing the same. Burstein has been advised that (i) it is unlikely that there will be a market for the Warrant for a substantial period of time following the execution of this Agreement, or ever, and (ii) in any event, it may not be possible to readily liquidate this investment. Burstein is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. Burstein has a pre-existing personal or business relationship with the Company or one or more of its officers, directors, managers or control persons; or by reason of Burstein's business or financial experience or the business or financial experience of Burstein's professional advisors who are not affiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, Burstein is capable of evaluating the risks and merits of an investment in the Company and of protecting Burstein's own interests in connection with the purchase of the Warrant.

         7. INDEMNIFICATION. The Company will indemnify and hold harmless, Burstein, his employees, agents, and counsel (each an "Indemnified Person") from and against any and all losses, claims, damages, liabilities, and expenses, joint or several or both (including all fees of counsel and expenses in connection with the preparations for or defense of any claim, action or proceeding), caused by or arising out of an Indemnified Person's action pursuant to this Agreement, except such losses, claims, damages, liabilities or expenses as are found in a final judgment of a court of competent jurisdiction to have resulted from an Indemnified Person's willful misconduct or gross negligence. No Indemnified Person shall have any liability to the Company as a result of such claims, damages, or expenses, except for those which a final judgment of a court of competent jurisdiction determines were incurred as a result of such Indemnified Person's willful misconduct or gross misconduct. The Company will promptly notify an Indemnified Person of the assertion against it or any other person of a claim or the commencement of any action or proceeding relating to transactions contemplated by this Agreement. The provisions contained herein relating to indemnification will survive any termination of this Agreement.

         8. NO PARTNERSHIP/NO AGENCY. Neither party to this Agreement is the agent, partner, employee or joint venturer of or with the other. Neither party shall act as any of the above for or on behalf of the other, nor in any manner assume or create any financial or other obligation on behalf of the other.

         9. SEVERABLITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

         10. NOTICES. All notices required or given under or in connection with this Agreement shall be given in writing by addressing the same at the following addresses:

If to Company:                      NetCurrents Information Services, Inc.
                                    9270 Wilshire Blvd.
                                    Suite 700
                                    Los Angeles, California 90212
                                    Attention:  Chief Executive Officer
                                    (310) 860-0200 (telephone)
                                    (310) 860-0201 (facsimile)

If to Jack D. Burstein:             Jack D. Burstein
                                    701 Brickell Ave., Suite 2500
                                    Miami, Florida 33131
                                    (305) 536-1440 (telephone)
                                    (305) 536-1486 (facsimile)

or at such other addresses which one party from time to time may give the other by written notice and by the mailing of the same by registered or certified mail (return receipt requested), so addressed, postage prepaid, or by delivery of same, toll prepaid, to a telegraph or cable company, or by delivery of the same personally.

         11. ATTORNEYS' FEES. The Company will pay reasonable attorneys' fees of Burstein incurred in connection with the execution of this Agreement for an amount not to exceed $10,000.

         12. OBLIGATIONS EXPRESSED. This Agreement contains the entire understanding of the parties and no other representation, promise or agreement, oral or otherwise, shall be of any force and effect.

         13. MISCELLANEOUS PROVISIONS. The instrument sets forth the entire agreement between the parties hereto and may not be canceled, altered or amended except by an instrument in writing duly executed by both of the parties hereto. No waiver of any breach hereof in any one instance shall be deemed to be a waiver of any term or condition. This Agreement shall be construed and governed in accordance with the laws of the State of Florida and the parties agree that proper venue shall be in Miami Dade County, Florida. The parties waive trial by jury in the event of any dispute. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year above written.

NETCURRENTS INFORMATION SERVICES, INC.


By: /S/ IRWIN MEYER
   ----------------------------
        Irwin Meyer
Title:  Chief Executive Officer

JACK D. BURSTEIN

    /S/ JACK D. BURSTEIN
-------------------------------
       Jack D. Burstein

                                                                      EXHIBIT 1


THE WARRANT GRANTED PURSUANT TO THIS AGREEMENT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.



                                WARRANT AGREEMENT

         This WARRANT AGREEMENT is made and entered into as of AUGUST 29, 2001, by and between NetCurrents Information Services, Inc. and JACK BURSTEIN.

                          SECTION 1 : GRANT OF WARRANT

         1.1 WARRANT. On the terms and conditions set forth in the Notice of Warrant Grant and this Agreement, the Company grants to the Holder the option to purchase at the Exercise Price the number of Shares set forth in the Notice of Warrant Grant.

         1.2 DEFINED TERMS. Capitalized terms are defined at the end or within the text of this Agreement.

                         SECTION 2 : RIGHT TO EXERCISE

         2.1 EXERCISABILITY. Subject to the other conditions set forth in this Agreement, all or part of this warrant may be exercised prior to its expiration at the time or times set forth in the Notice of Warrant Grant.

                SECTION 3 : NO TRANSFER OR ASSIGNMENT OF WARRANT

         Holder may not assign, sell or transfer the warrant, in whole or in part.

                        SECTION 4 : EXERCISE PROCEDURES

         4.1 NOTICE OF EXERCISE. The Holder or the Holder's representative may exercise this warrant by delivering a written notice in the form of Exhibit B attached hereto ("NOTICE OF EXERCISE") to the Company in the manner specified pursuant to Section 10.4 hereof. Such notice shall specify the election to exercise this warrant, the number of Shares for which it is being exercised and the form of payment, which must comply with Section 5. The notice shall be signed by the person who is entitled to exercise this warrant on behalf of the Holder.

         4.2 ISSUANCE OF SHARES. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Shares as to which this warrant has been exercised, registered in the Holder. The Company shall cause such certificate or certificates to be deposited in escrow or delivered to the Holder upon the order of the Holder.

         4.3 WITHHOLDING TAXES. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this warrant, the Holder, as a condition to the exercise of this warrant, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Holder shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this warrant.

                         SECTION 5 : PAYMENT FOR STOCK

         5.1 GENERAL RULE. The entire Exercise Price of Shares shall be payable in full by cash or check for an amount equal to the aggregate Exercise Price for the number of shares being purchased.

         5.2 WITHHOLDING PAYMENT. The Exercise Price shall include payment of the amount of all federal, state, local or other income, excise or employment taxes subject to withholding (if any) by the Company or any Parent or Subsidiary corporation as a result of the exercise of a warrant. The Holder may pay all or a portion of the tax withholding by cash or check payable to the Company, or, at the discretion of the Company, upon such terms as the Company shall approve, by
(i) cashless exercise or attestation exercise; (ii) Stock-for-Stock exercise;
(iii) by paying all or a portion of the tax withholding for the number of shares being purchased by withholding shares from any transfer or payment to the Holder ("STOCK WITHHOLDING"); or (iv) a combination of one or more of the foregoing payment methods. The Fair Market Value of the number of shares subject to Stock withholding shall not exceed an amount equal to the applicable minimum required tax withholding rates.

         5.3 EXERCISE/PLEDGE. In the discretion of the Company, upon such terms as the Company shall approve, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

                        SECTION 6 : TERM AND EXPIRATION

         This warrant shall expire and shall not be exercisable after the expiration of the Expiration Date specified in the Notice of Warrant Grant.

                    SECTION 7 : LEGALITY OF INITIAL ISSUANCE

         No Shares shall be issued upon the exercise of this warrant unless and until the Company has determined that:

         7.1 It and the Holder have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

         7.2 Any applicable listing requirement of any stock exchange on which Stock is listed has been satisfied; and

         7.3 Any other applicable provision of state or federal law has been satisfied.

                        SECTION 8 : REGISTRATION RIGHTS

         The Company will register or qualify the resale of Shares purchased upon exercise of the Warrant under the Securities Act or any other applicable law.

                      SECTION 9 : RESTRICTIONS ON TRANSFER

         9.1 SECURITIES LAW RESTRICTIONS. Regardless of whether the offering and sale of Shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

         9.2 MARKET STAND-OFF. In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, the Holder shall not transfer for value any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters (the "MARKET STAND-OFF"). Such restriction (the "MARKET STAND-OFF") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period.

         9.3 INVESTMENT INTENT AT GRANT. The Holder represents and agrees that the Shares to be acquired upon exercising this warrant will be acquired for investment, and not with a view to the sale or distribution thereof.

         9.4 INVESTMENT INTENT AT EXERCISE. In the event that the sale of Shares is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Holder shall represent and agree at the time of exercise that the Shares being acquired upon exercising this warrant are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

         9.5 LEGENDS. All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

           "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

         9.6 REMOVAL OF LEGENDS. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under this Agreement no longer is required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

         9.7 ADMINISTRATION. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 9 shall be conclusive and binding on the Holder and all other persons.

                     SECTION 10 : MISCELLANEOUS PROVISIONS

         10.1 RIGHTS AS A SHAREHOLDER. Neither the Holder nor the Holder's representative shall have any rights as a shareholder with respect to any Shares subject to this warrant until the Holder or the Holder's representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Purchase Price pursuant to Section 4 and Section 5 hereof.

         10.2 ADJUSTMENTS. The number and kind of securities issuable upon exercise of a Warrant hereunder shall be subject to adjustment from time to time upon the happening of certain events ("ADJUSTMENT EVENT"), as follows:

                  (a) If the Company shall, at any time prior to the complete exercise of the Warrant evidenced hereby, declare or pay to the holders of its outstanding Stock, a dividend payable in any kind of shares of Stock or other securities of the Company, or in property, or otherwise than in cash, the Holder when thereafter exercising the Warrant evidenced hereby as herein provided shall be entitled to receive for the Exercise Price, in addition to one Share, such additional Share or Shares or scrip representing fractions of a Share or other securities or property as the Holder would have received in the form of such dividend if he had been the holder of record of such Share on the record date for the determination of the holders of Stock entitled to receive such dividend.

                  (b) If the Company shall, while any Warrant evidenced hereby remain in force, effect a stock split, reverse stock split or other recapitalization of such character that the Stock for which the Warrant is exercisable shall be changed into or become exchangeable for a larger or smaller number of shares of Stock, then thereafter the number of Shares which the Holder shall be entitled to purchase hereunder shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of outstanding Shares arising solely by reason of such recapitalization, and the Exercise Price (per Share) shall in the case of an increase in the number of Shares be proportionately reduced, and in the case of a decrease in the number of Shares be proportionately increased, so that the aggregate exercise price shall remain the same.

                  (c) In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon exercise of a Warrant) or in case the Company (or any such other corporation) shall merge into or with or consolidate with another corporation or convey all or substantially all of its assets to another corporation or enter into a business combination of any form as a result of which the Shares or other securities receivable upon exercise of a Warrant are converted into other stock or securities of the same or another corporation, then and in each such case, the Holder of a Warrant, upon exercise of the purchase right at any time after the consummation of such reorganization, consolidation, merger, conveyance or combination, shall be entitled to receive, in lieu of the Shares or other securities to which such Holder would have been entitled had he exercised the purchase right immediately prior thereto, such stock and securities which such Holder would have owned immediately after such event with respect to the Shares and other securities for which a Warrant may have been exercised immediately before such event had the Holder exercised the Warrant immediately prior to such event.

                  (d) In case the Company shall at any time prior to the exercise of a Warrant evidenced hereby make any distribution of its assets to holders of its Stock by liquidating or partial liquidating dividend or by way of return of capital, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of its incorporation, then the Holder when thereafter exercising such Warrant as herein provided after the date of record for the determination of those holders of Stock entitled to such distribution of assets, shall be entitled to receive for the Exercise Price, in addition to a Share, the amount of such assets (or at the option of the Company, a sum equal to the value thereof at the time of such distribution to holders of Stock as such value is determined by the Board of Directors of the Company in good faith) which would have been payable to the Holder had such Holder been the holder of record of such Share receivable upon exercise of such Warrant on the record date for the determination of those entitled to such distribution.

         In each case of an adjustment in the Shares or other securities receivable upon the exercise of a Warrant, the Company shall promptly provide notice to the Holder of such adjustment, setting forth the facts upon which such adjustment is based.

         10.3 NO RETENTION RIGHTS. Nothing in this warrant shall confer upon the Holder any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Holder) or of the Holder, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

         10.4 NOTICE. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Holder at the address that he or she most recently provided to the Company.

         10.5 ENTIRE AGREEMENT. The Notice of Warrant Grant and this Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

         10.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, AS SUCH LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED IN SUCH STATE.

                            SECTION 11 : DEFINITIONS

         11.1 "AGREEMENT" shall mean this Warrant Agreement.

         11.2 "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

         11.3 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         11.4 "COMPANY" shall mean NetCurrents Information Services, Inc., a Delaware corporation.

         11.5 "DATE OF GRANT" shall mean the date specified in the Notice of Warrant Grant.

         11.6 "EXERCISE PRICE" shall mean the amount for which one Share may be purchased from the Company upon exercise of this warrant, as specified in the Notice of Warrant Grant.

         11.7 "FAIR MARKET VALUE" shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

         11.8 "HOLDER" shall mean the entity specified in the Notice of Warrant Grant.

         11.9 "NOTICE OF WARRANT GRANT" shall mean the document so entitled, to which this Agreement is attached hereto as Exhibit A.

         11.10 "PARENT" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         11.11 "PURCHASE PRICE" shall mean the Exercise Price multiplied by the number of Shares with respect to which this warrant is being exercised.

         11.12 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         11.13 "SERVICE" shall mean service to the Company as an employee or consultant.

         11.14 "SHARE" shall mean one share of Stock, as adjusted in accordance with Section 10.2.

         11.15 "STOCK" shall mean the Common Stock ($.001 par value).

         11.16 "SUBSIDIARY" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

HOLDER:  JACK BURSTEIN                   NETCURRENTS INFORMATION SERVICES, INC.

  /S/ JACK BURSTEIN
------------------------------           By:  /S/ IRWIN MEYER
                                             ----------------------------------

                                         Its: CEO
                                             ----------------------------------

                                    EXHIBIT A

                             NOTICE OF WARRANT GRANT



Name of Holder:                             JACK BURSTEIN

Total Number of Shares Granted:             6,000,000 shares of Common Stock
                                            ($0.001 par value) of NetCurrents
                                            Information Services, Inc.

Exercise Price Per Share:                   80% of the closing bid price of the
                                            Common Stock on the day the Company
                                            receives the Notice of Exercise

Date of Grant:                              August 29, 2001

Vesting Schedule:                           100% of the Shares underlying the
                                            warrant shall vest and become
                                            exercisable on August 29, 2001

Expiration Date:                            August 28, 2004

                                    EXHIBIT B

                               NOTICE OF EXERCISE

                (To be signed only upon exercise of the Warrant)

         NetCurrents Information Services, Inc.
         9720 Wilshire Boulevard, Ste. 700
         Beverly Hills, CA 90212

         The undersigned, the holder of the enclosed Warrant Agreement, hereby irrevocably elects to exercise the purchase rights represented by the Warrant and to purchase thereunder ______* shares of Common Stock ($.001 par value) of NetCurrents Information Services, Inc. (the "COMPANY"), and herewith encloses payment of $_______ and/or _________ shares of the Company's common stock in full payment of the purchase price of such shares being purchased.

Dated:
      ------------------------------

YOUR STOCK MAY BE SUBJECT TO RESTRICTIONS AND FORFEITABLE UNDER THE NOTICE OF WARRANT GRANT AND WARRANT AGREEMENT

                             --------------------------------------------------
                             (Signature must conform in all respects to name of holder as specified on the face of the Warrant)


                             --------------------------------------------------
                             (Please Print Name)


                             --------------------------------------------------


                             --------------------------------------------------
                             (Address


         * Insert here the number of shares called for on the face of the Warrant, or, in the case of a partial exercise, the number of shares being exercised, in either case without making any adjustment for additional Common Stock ($.001 par value) of the Company, other securities or property that, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.